Exhibit 10.6
CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT
     This CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT (the “Agreement”) is made and entered into by Martin Headley (“HEADLEY”) and Teleflex Incorporated, its past, present and future subsidiaries, parents, and affiliates and their past, present, and future employees, officers, directors, agents, insurers and legal counsel (hereinafter collectively referred to as the “COMPANY”).
     1. HEADLEY’S EMPLOYMENT. HEADLEY will cease to be employed by the COMPANY effective March 16, 2007 (the “Termination Date”). The COMPANY wishes to provide HEADLEY with an orderly transition from the COMPANY and both HEADLEY and the COMPANY wish to settle any and all issues and potential issues which relate or may relate to HEADLEY’s employment with and departure from the COMPANY. Accordingly, HEADLEY will be entitled to the following separation payment and benefits under the terms of this Agreement.
     2. SEPARATION PAYMENT. In consideration for the releases and other covenants set forth in this Agreement, after this Agreement becomes effective, the COMPANY agrees to provide HEADLEY:
          a. The gross amount of $636,679.50, which equals eighteen (18) months (hereinafter referred to as the “Separation Period”) of HEADLEY’s base salary at the time of his termination of employment with the COMPANY, payable in an equal amount per month, subject to all applicable withholdings and deductions.
          b. Continuation, during the Separation Period, of HEADLEY’s applicable medical, dental and prescription benefits on the same basis as, and at the same contribution rate paid by, similarly situated active employees of the COMPANY. During the Separation Period, the COMPANY will continue to make at the same rates as it did before the Termination Date the contributions of the employer to the chosen benefit plans as well as to HEADLEY’s flexible spending account. In the first payment made under Paragraph 2(a) as described in the last section below (the lump sum check paid six (6) months and one (1) day after the Termination Date), the Company shall deduct the amount of the employer’s contributions to HEADLEY’s chosen benefits plans and flexible spending account made during that six (6) month and one (1) day period. Continuation of benefits may cease in the event that HEADLEY accepts employment at any time during the Separation Period with an employer from whom he is eligible to receive medical, dental and prescription benefits, vehicle or vehicle allowance, as the case may be, or as provided in paragraph 17 of this Agreement, below.
          c. After the end of the Separation Period on September 16, 2008 (or if earlier, the date benefits cease under paragraph 2(b)), HEADLEY shall be entitled to elect to continue coverage under COMPANY’s Group Health Plan benefits for the full period of time provided under Section 4980B of the Internal Revenue Code of 1986, as amended (commonly referred to as “COBRA”). HEADLEY will be required to pay the full premium for such COBRA coverage.
          d. The COMPANY will not contest any claim for government sponsored unemployment compensation that HEADLEY may file.
          e. Payment for executive outplacement services during the year following the Termination Date through Right Management or at such other executive outplacement services firm designated by HEADLEY, such services not to exceed $20,000.00. In the event that HEADLEY does not utilize the full amount of outplacement services to which he is entitled under this Agreement, the remaining amount shall not be converted into a cash payment to HEADLEY.
     HEADLEY acknowledges and agrees that the Separation Payment outlined above does not constitute monies to which he would otherwise be entitled as a result of his prior employment with the COMPANY, and that these monies constitute fair and adequate compensation for the promises and covenants of HEADLEY set forth in this Agreement. In addition, the COMPANY and HEADLEY agree as follows relative to other benefit plans in which HEADLEY participated prior to the Termination Date:
          f. HEADLEY will cease to be covered under the following programs as of the Termination Date: short and long term disability, travel accident, vacation accrual, basic and supplemental accidental death & dismemberment insurance and life insurance, executive life insurance, pension, car allowance, 401(k) plans, deferred compensation plans, short and long term incentive or bonus compensation plans, and equity award or compensation plans.
          g. HEADLEY will be provided with paperwork required to continue basic and/or executive life insurance coverage under the plan’s conversion and/or portability features at HEADLEY’s own expense and to the extent permitted by the carrier.
          h. HEADLEY will be paid four weeks’ accrued vacation in a lump sum, subject to all applicable withholdings and deductions, on the regularly scheduled payroll date immediately following the expiration of the 7-day revocation period set forth in paragraph 20 of this Agreement.
          i. HEADLEY will be allowed to maintain the use of the company car provided to him through the term of the current lease which is due to expire in or about August 2007. Following the expiration of the current lease, the COMPANY shall pay HEADLEY a car allowance of $2,200.00 per month during the remainder of the Separation Period.
          Amounts paid pursuant to sections 2(a) and (i) of this Agreement, above, shall be paid in accordance with the COMPANY’s normal payroll schedule and payroll practices in effect from time to time; provided, however, that in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), the payment shall be made on COMPANY’s regularly scheduled payroll date which immediately follows the date that is six (6) months and one (1) day after the Termination Date (or such earlier date as is permitted by

Section 409A). The first payment after the six (6) month and one (1) day delay shall be equal to the sum of all payments otherwise payable from HEADLEY’S Termination Date until actual commencement of payments in a single lump sum with all following payments under this Agreement made at the regularly scheduled payroll interval. Each payment comprising the delayed initial lump sum payment shall be credited with interest at the rate of 6% per annum for the period of delay after the appropriate payroll date.
          Separation payments may stop as provided in paragraph 17 of this Agreement below.
     3. HEADLEY’S RELEASE OF CLAIMS. For and in consideration of the Separation Payment as described in Paragraph 2 of this Agreement, HEADLEY hereby irrevocably and unconditionally releases and forever discharges the COMPANY from any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, which HEADLEY has or which could be asserted on his behalf by any other person or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Agreement. HEADLEY understands and agrees that this Release includes, but is not limited to, the following:
     a. All claims and causes of action arising under contract, tort or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy.
     b. All claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) (which prohibits age discrimination in employment), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act and/or any other federal or state whistleblower protection laws, and relevant state laws including, but not limited to the Pennsylvania Human Relations Act, as well as any claims for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, vesting of stock options, stock, commissions, deferred compensation or other remuneration, or employment benefits or compensation.
     c. All claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever.
     d. All claims and causes of action arising out of or in any way connected with, directly or indirectly, HEADLEY’s employment with the COMPANY, or any incident thereof, including, without limitation, HEADLEY’s treatment by the COMPANY; the terms and conditions of the HEADLEY’s employment; and the separation of HEADLEY’s employment.
     HEADLEY understands that this Agreement does not release his right, if any, to benefits HEADLEY is entitled to under any COMPANY plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), including the Teleflex Incorporated Retirement Income Plan and the Teleflex 401(k) Savings Plan, and COBRA benefits pursuant to Section 4980B of the Code.
     4. RETURN OF COMPANY PROPERTY. HEADLEY shall return, in good working order, any and all property of the COMPANY that is in his possession, custody or control on or before April 15, 2007. Such property includes, but is not limited to, keys, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of or other information regarding customers, contacts and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials, computer tapes and diskettes or other portable media.
     5. TAX ISSUES. HEADLEY and the COMPANY will report, as may be required by law for income tax purposes, their respective payment and receipt of the Separation Payment. Each party shall bear his/its respective tax liabilities, if any, arising from this Agreement. HEADLEY acknowledges that the COMPANY has made no representations regarding the tax consequences of any amount received by him pursuant to the terms of this Agreement.
     6. NO FUTURE LAWSUITS. HEADLEY promises never to file a lawsuit alleging any of the claims that are released in Paragraph 3 of this Agreement (other than an action filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act).
     7. NON-RELEASE OF FUTURE CLAIMS. This Agreement does not waive or release any rights or claims HEADLEY may have under the Age Discrimination in Employment Act that arise after the date HEADLEY signs this Agreement.
     8. NON-ADMISSION. HEADLEY and COMPANY agree that this Agreement and the payment of money to him by the COMPANY are not an admission by either party of any wrongdoing, nor an admission by either party of any violation of the other’s rights or of any violation of contract or statutory or common law.
     9. NO REHIRE. HEADLEY agrees that, subsequent to his execution of this Agreement, he shall not be eligible for rehire by the COMPANY, or any of its subsidiaries,

affiliates, parent companies, or other related entities, and shall not apply for any position with the COMPANY subsequent to the effective date of the Agreement.
     10. NON-DISPARAGEMENT. HEADLEY specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the COMPANY with respect to his employment with the COMPANY. HEADLEY specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the COMPANY, or commenting in a negative fashion on the operations or business reputation of the COMPANY.
     Likewise, COMPANY covenants and agrees not to, directly or indirectly, criticize or disparage HEADLEY with respect to his employment. COMPANY agrees that if anyone should inquire concerning HEADLEY’s prior employment, the only information that will be disclosed will be the last position held by HEADLEY and the dates of his employment
     11. CONFIDENTIALITY. HEADLEY acknowledges and agrees that this Agreement and its terms and conditions shall remain confidential. HEADLEY and any representative shall not disclose or discuss the contents, terms, or conditions of the Agreement, except to HEADLEY’s spouse, lending institutions, accountants, counsel, financial advisors, tax advisor(s), or the Internal Revenue Service, or as otherwise required by law This confidentiality provision is contractual and the terms are material to this Agreement. Breach of the confidentiality provision by HEADLEY shall entitle the COMPANY to seek legal remedies for breach of contract and, in the event that the COMPANY is successful in any legal proceeding to enforce this provision, it shall be entitled to recover from HEADLEY its reasonable expenses, including attorneys’ fees incurred in the prosecution of any legal proceeding.
     12. CONTINUING OBLIGATIONS. HEADLEY acknowledges that in the course of his employment with the COMPANY he has obtained confidential and proprietary information including, but not limited to, financial, business, product, customer and marketing information, plans, forecasts and strategies, and trade secrets. HEADLEY acknowledges and agrees that he has a continuing obligation to maintain the confidentiality of all such non-public information even after the termination of his employment with the COMPANY.
     13. NON-SOLICITATION OF EMPLOYEES. HEADLEY acknowledges and agrees that, during the Separation Period, he will not, without the express written consent of the COMPANY’s CEO, directly or indirectly, solicit or assist any other person or entity in soliciting an employee of the COMPANY, or any person who was an employee of the COMPANY at any time within six (6) months of the hire or attempted hire.
     14. COVENANT NOT TO COMPETE. HEADLEY agrees that, during the Separation Period, he will not, at any time, directly or indirectly, engage in, or have any interest on behalf of himself or others in any person or business other than the COMPANY (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, or consultant ) that engages in similar business activities to the COMPANY in a particular market and product line, and in the specific geographic areas in which the COMPANY is engaged or has been engaged in the preceding twelve (12) months for that particular market and product line (the “Business Activities”).
     Notwithstanding the foregoing, HEADLEY may:
          (a) engage, participate or invest in, or be employed by an entity that is engaged in the Business Activities (a “Competing Entity”) so long as (i) the Annual Revenues derived by the COMPANY from the Business Activities in which the Competing Entity is engaged do not exceed $50 million in the aggregate; and (ii) the Annual Revenues derived by the Competing Entity from the Business Activities do not exceed $50 million in the aggregate. For purposes of paragraph 14(a), the term “Annual Revenues” shall mean annual revenues for the most recently completed fiscal year; or
          (b) notwithstanding Paragraph 14(a) above, in the event the limitations in Paragraph 14(a) are exceeded but the Business Activities for which HEADLEY has oversight (i.e. if CFO for the Competing Entity or CFO of a division or subsidiary of the Competing Entity than in each such specific case) do not exceed 5% of total Annual Revenues for the Competing Entity, division or subsidiary, as the case may be, HEADLEY may engage, participate or invest in, or be employed by such Competing Entity, division or subsidiary as the case may be; or
          (c) acquire solely as an investment not more than 2% of any class of securities of any Competing Entity if such class of securities is listed on a national securities exchange or on the Nasdaq system, so long as HEADLEY remains a passive investor in such entity.
     In addition, HEADLEY hereby agrees that, during the Separation Period, he will not directly or indirectly call on or solicit for the purposes of diverting or taking away from the COMPANY (including, by divulging any Confidential Information to any competitor or potential competitor of the COMPANY) any person or entity who is at the Termination Date, or at any time during the twelve (12) month period prior to the Termination Date had been, a customer of the COMPANY with whom HEADLEY had direct personal contact as a representative of the COMPANY or a potential customer whose identity is known to HEADLEY at the Termination Date as one whom the COMPANY was actively soliciting as a potential customer within six (6) months prior to the Termination Date.
     The parties agree that the restrictions in these covenants are reasonable and necessary to protect COMPANY’s legitimate interests, are reasonable in time and scope, are designed to eliminate competition that otherwise would be unfair to COMPANY, and do not operate as a bar to HEADLEY’s means of support.
     15. COOPERATION. HEADLEY acknowledges and agrees that from and after the effective date of this Agreement, he will cooperate fully with the COMPANY, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings (“Proceedings”). HEADLEY further acknowledges and agrees that he will cooperate fully with the COMPANY, its officers, employees, agents, affiliates and attorneys on any matter related to COMPANY business (“Matters”) during the period of HEADLEY’s employment.

     Such cooperation shall include providing true and accurate information or documents concerning, or affidavits, declarations or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time-to-time be requested by the COMPANY, and shall be within the knowledge of HEADLEY. Such cooperation shall be provided by HEADLEY without remuneration, but HEADLEY shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating including, by way of example, airfare, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of HEADLEY’s residence. In the event HEADLEY is asked by a third party to provide information regarding the COMPANY, or is called other than by the COMPANY to testify in any Proceeding/Matter related to the COMPANY, he will notify the COMPANY as soon as possible in order to give the COMPANY a reasonable opportunity to respond and/or participate in such Proceeding/Matter.
     16. FEES AND COSTS. The parties shall bear their own attorneys’ fees and costs associated with this Agreement.
     17. CONSEQUENCES OF BREACH BY HEADLEY. HEADLEY acknowledges that it would be unfair for HEADLEY to retain or receive the Separation Payments if HEADLEY breaches the promises given by HEADLEY herein (excluding a lawsuit filed by HEADLEY solely to challenge the validity of the Age Discrimination in Employment Act waiver), and therefore, in the event of a breach by HEADLEY of the promises made by him in this Agreement (excluding a lawsuit filed by HEADLEY solely to challenge the validity of the Age Discrimination in Employment Act waiver), as determined by the COMPANY reasonably and in good faith, the COMPANY shall be entitled to cease payment of the Separation Payments which have not yet been paid to HEADLEY, and shall further be entitled to the return of any and all Separation Payments that have already been made to HEADLEY. This provision will not limit HEADLEY’s liability if COMPANY’s actual damages exceed the amount received by HEADLEY under this Agreement.
Furthermore, HEADLEY agrees that COMPANY would be irreparably damaged in the event that he breaches his promises in Paragraphs 10, 11, 12, 13, and/or 14 and agrees that COMPANY shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to an injunction to enforce the terms of this Agreement. HEADLEY hereby waives any requirement that COMPANY post any bond or other security in connection with such injunction.
     18. CHOICE OF LAW/VENUE. This Agreement shall be governed by, construed, and enforced in accordance with, and subject to, the laws of the Commonwealth of Pennsylvania or federal law, where applicable, without regard to the conflict of law principles of any jurisdiction. In the event there shall be any dispute arising out of the terms and conditions of, or in connection with, this Agreement, the party seeking relief shall submit such dispute to the United States District Court for the Eastern District of Pennsylvania, or, if federal jurisdiction is lacking, the Court of Common Pleas of Montgomery County, Pennsylvania.
     19. TIME LIMITS. Upon receipt of this Agreement, HEADLEY shall have up to twenty-one (21) calendar days to consider and decide whether or not to sign and return it to COMPANY. If HEADLEY decides to sign this Agreement at any time prior to end of the twenty-one day period, HEADLEY agrees to immediately send the signed Agreement to the COMPANY, by registered or certified United States mail, return receipt requested, or by commercial overnight carrier requiring signature upon delivery, to the attention of Laurence G. Miller at Teleflex Incorporated, 155 South Limerick Road, Limerick, PA 19468, on the date it is signed by HEADLEY. This Agreement shall be considered to have been delivered to and received by the COMPANY at the address set forth above on the date it is postmarked.
     20. REVOCATION. HEADLEY may revoke this Agreement within seven (7) days of HEADLEY signing it. Revocation must be made by delivering a written notice of revocation to Laurence G. Miller at the address set forth in paragraph 19, above, either by hand delivery, facsimile or by registered or certified United States mail, return receipt requested, or by commercial overnight carrier requiring signature upon delivery. If HEADLEY revokes this Agreement it shall not be effective or enforceable and HEADLEY shall not receive the consideration promised by the COMPANY described in the Paragraph 2 of this Agreement. If HEADLEY does not revoke this Agreement, it shall become effective on the eighth (8th) day after he signs it.
     21. ENTIRE AGREEMENT. It is expressly understood and agreed that this Agreement embodies the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, or understandings between and among them with respect to the subject matter herein, and shall specifically supersede the July 2, 2004 offer letter signed by Clark D. Handy and HEADLEY. No oral understandings, statements, promises, terms, conditions, obligations, or agreements contrary or in addition to the terms of this Agreement exist. This Agreement may not be changed by oral representations, and may only be amended by written instrument executed by HEADLEY and the COMPANY’s CEO. The provisions of this Agreement are severable and if any provision is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall continue in full force and effect.
     22. OTHER REPRESENTATIONS/ADVICE OF COUNSEL. HEADLEY hereby represents and certifies that he: (a) has carefully read all of this Agreement; (b) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (c) understands its provisions; (d) has been advised in writing to consult with an attorney before signing this Agreement; (e) has determined that it is in his best interests to enter into this Agreement; (f) has not been influenced to sign this Agreement by any statement or representation by the COMPANY not contained in this Agreement; and (g) enters into this Agreement knowingly and voluntarily.
     By my initials set forth below, I agree that I was given a copy of this Agreement to consider for possible signing on                               .

[HEADLEY’s Initials]

READ THIS AGREEMENT CAREFULLY BEFORE SIGNING
SIGNING OF CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT
We the undersigned, do hereby sign and agree to the terms set forth in the Confidential Release and Settlement Agreement, on the dates set forth below:

/s/ Martin Headley	3/18/2007
Martin Headley	Date signed

/s/ Laurence G. Miller	3/18/2007
Laurence G. Miller	Date signed
Senior Vice President & General Counsel Teleflex Incorporated